                               Table of Contents
                               -----------------

Available Information         2        Selling Shareholders    3
Incorporation of Certain               Plan of Distribution    4
    Documents by Reference    2        Experts                 4
Use of Proceeds               3        Legal Opinion           4


                             AVAILABLE INFORMATION

     FAEH is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning FAEH may be inspected and copied at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC, Room 1400, 75 Park Place, New York, New York 10007 and Room 3190, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There is hereby incorporated by reference herein FAEH's Annual Report on Form 10-K for its fiscal year ended December 31, 1995, FAEH's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996 and the description of the FAEH Common Stock which is contained in FAEH's registration statement on Form S-3 dated July 26, 1994, as amended by FAEH's amendment on Form S-3 dated November 7, 1994, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by FAEH pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated herein (or deemed to be incorporated by reference) shall be deemed to be modified or superseded to the extent that a statement contained herein has modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. FAEH hereby undertakes to provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of such person, any and all of the documents incorporated by reference in this Prospectus (other than Exhibits to such documents unless such Exhibits are specifically incorporated by reference into the document that this Prospectus incorporates). Written or oral requests of such copies should be directed to Dennis P. Beaulieu, Secretary, Fund American Enterprises Holdings, Inc., 80 South Main Street, Hanover, NH 03755.

                                USE OF PROCEEDS

     FAEH will receive no proceeds from the sale of these securities.


                              SELLING SHAREHOLDERS

     Set forth below is a list of the Selling Shareholders, their positions with FAEH and the number of shares of FAEH Common Stock (a) beneficially owned by each as of December 31, 1996, and (b) which each may sell pursuant to this Prospectus (which represents those shares of FAEH Common Stock purchased on behalf of the Selling Shareholders' under the Plan). The following is based on information furnished by the Selling Shareholders.


                                                            Shares
                                                         Beneficially    Shares
                                                          Owned as of     Being
                                                         December 31,    Offered
           Owner                     Position               1996(a)      Hereby
           -----                     --------               -------      ------

John J. Byrne          Chairman, President &
                        Chief Executive Officer           1,499,882 (b)       0

K. Thomas Kemp         Executive Vice President              23,537       2,000

Allan L. Waters        Senior Vice President and
                        Chief Financial Officer               6,900       1,000
                                                                         ------


                      TOTAL SHARES BEING OFFERED HEREBY                   3,000
                                                                          =====

(a) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

(b) The shares of FAEH Common Stock shown as beneficially owned by Mr. Byrne consist in part of warrants to purchase 1,000,000 shares of FAEH Common Stock, which are currently exercisable.


     Assuming all shares of FAEH Common Stock offered hereby were sold as of December 31, 1996, Messrs. Byrne, Kemp and Waters would retain beneficial ownership of 1,499,882, 21,537, and 5,900 shares, respectively, and none of them would beneficially own greater than one percent of the total number of shares of FAEH Common Stock outstanding, except Mr. Byrne who would then own 18.9% of such shares as of December 31, 1996.

     The business address of Messrs. Byrne, Kemp and Waters is 80 South Main Street, Hanover, NH 03755.


                              PLAN OF DISTRIBUTION

     Each of the Selling Shareholders, their donees and estates, their respective pledgees and dealers who may purchase from any of the foregoing may from time to time sell all or part of the shares of FAEH Common Stock that may be offered by such person hereunder on the New York Stock Exchange, Inc. or other securities exchange or over the counter market, at prices and at terms then prevailing or in negotiated transactions or otherwise.


                                    EXPERTS

     The consolidated financial statements of FAEH, appearing in FAEH's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young, Independent Auditors, as set forth in their report included therein, and incorporated herein by reference. The consolidated financial statements referred to above are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.


                                 LEGAL OPINION

     The validity of the FAEH Common Stock registered pursuant to the Plan was passed upon for FAEH by Richard E. Dobson, Vice President and General Counsel of FAEH at the applicable time.

--------
Fund
American
--------





February 18, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention of Filing Desk

Dear Sirs,

Enclosed for filing pursuant to General Instruction B.3 of Form S-8 and Rule 424(b) under the Securities Act of 1933 are ten copies of a Reoffer Prospectus relating to the Registration Statement on Form S-8 (Reg. No. 33-5296) of Fund American Enterprises Holdings, Inc.

Please acknowledge receipt of the enclosed materials by stamping the accompanying copy of this letter and returning it to me in the enclosed self-addressed, stamped envelope.


Very truly yours,


/s/

Michael S. Paquette
Vice President and Controller


New York Stock Exchange
Attn: Listings Department
20 Broad Street
New York, N.Y. 10041



                   Fund American Enterprises Holdings, Inc.
                             80 South Main Street
                               Hanover, NH 03755
                                (603) 640-2205